Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Brown Shoe Company, Inc. for the offer to exchange $200,000,000 7 1/8% Senior Notes due 2019 for $200,000,000 7 1/8% Senior Notes Due 2019 of our reports dated April 1, 2011, with respect to the consolidated financial statements and schedule of Brown Shoe Company, Inc. and the effectiveness of internal control over financial reporting of Brown Shoe Company, Inc. included in its Annual Report (Form 10-K) for the year ended January 29, 2011, filed with the Securities and Exchange Commission.
/s/ Ernst & Young, LLP
St. Louis, Missouri
July 14, 2011